June 9, 2026

Starfighters Space, Inc.

Reusable Launch Vehicle Hangar

Hangar Road

Cape Canaveral, Florida 32920

 Re: Registration Statement on Form S-1 Filed by Starfighters Space, Inc.

Ladies and Gentlemen:

 We have acted as special Delaware counsel to Starfighters Space, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 and accompanying prospectus (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), relating to the resale, from time to time, by the selling stockholders named therein (the "Selling Stockholders") of up to 5,223,879 shares (the "Shares") of Common Stock, par value $0.00001 per share (the "Common Stock") of the Company issued to the Selling Stockholders pursuant to the Securities Purchase Agreement, dated May 22, 2026 (the "Securities Purchase Agreement"), by and among the Company and each of the Selling Stockholders.  In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the "DGCL").

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on September 6, 2022 (the "Certificate of Incorporation");

(ii) the Amended and Restated Bylaws of the Company, dated August 12, 2025, as amended on February 17, 2026;

(iii) the Registration Statement;

(iv) the Securities Purchase Agreement;

(v) the Registration Rights Agreement, dated as of May 22, 2026 (the "Registration Rights Agreement" and, collectively with the Registration Statement and the Securities Purchase Agreement, the "Transaction Documents"), by and among the Company and each of the Selling Stockholders;

Starfighters Space, Inc.

June 9, 2026

(vi) a certificate of an officer of the Company (including the resolutions of the board of directors of the Company and the pricing committee of the Company and the other documents and materials attached thereto and certified therein), dated the date hereof, as to certain matters; and

(vii) a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (vii) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (vii) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed: (i) that each of the parties to each of the Transaction Documents (other than the Company) is duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization; (ii) that each of the parties to each of the Transaction Documents (other than the Company) has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; (iii) that each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; and (iv) that each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company).

We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their respective contents.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable under the DGCL.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinion is limited to the DGCL currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

Starfighters Space, Inc.

June 9, 2026

B. Our opinion as set forth above does not encompass any agreement or document referred to, annexed or attached to or incorporated by reference into any of the documents reviewed by us.

This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

RBG/AGB